EXHIBIT 10.11


EXECUTION VERSION


                               PURCHASE AGREEMENT
                               ------------------

         This Purchase Agreement (the "Agreement") is made and entered into as of March 31, 2005, by and between PPOL, Inc., a California corporation ("Seller"), Forval Corporation, a Japan joint stock company ("Purchaser"), and GateFor, Inc., a Japan joint stock company ("Gatefor", and each of Seller, Purchaser and Gatefor a "Party", and collectively, the "Parties").

                                    RECITALS
                                    --------

         A. Purchaser is the owner of approximately 10,547,594 shares of common stock of the Seller, representing approximately 58.62% of Seller's issued and outstanding common stock. Purchaser's chief executive officer ("CEO"), Hideo Ohkubo, is the CEO and is the chairman of the board of directors of Seller.

         B. Seller is the owner of 30,000 shares (the "Gatefor Shares") of common stock of Gatefor, representing one hundred percent (100%) of the issued and outstanding common stock of Gatefor.

         C. Seller is also the owner of 1,500 shares (the "OI Shares") of common stock of Object Innovation, Inc., a Florida corporation ("OI"). The OI Shares were purchased subject to the terms and conditions of that certain Common Stock Purchase Agreement among OI, Seller and others dated May 26, 2004 (the "OI Common Stock Purchase Agreement").

         D. Seller and OI have also entered into that certain Exclusive Distribution Agreement, dated May 26, 2004 (the "Exclusive Distribution Agreement").

         E. Seller and Gatefor have also entered into that certain Exclusive Distribution Right License Agreement (the "Distribution Right License Agreement"), dated October 1, 2004, providing for, among other things, PPOL's assignment of the Exclusive Distribution Agreement to Gatefor.

         F. In connection with PPOL's assignment of the Exclusive Distribution Agreement to Gatefor, OI and Gatefor entered into a revised letter of understanding, dated August 11 2004 (the "Revised Letter of Understanding") providing for, among other things, OI's right to purchase five percent (5%) of the equity of Gatefor and certain payments to be made by Gatefor to OI.

         G. Seller is indebted to Purchaser in the principal amount of JPY340,000,000, plus accrued interest (the "Debt").

         H. Gatefor is indebted to Seller in the principal amount of JPY176,662,500, plus accrued interest (the "Gatefor Receivable"), such indebtedness being evidenced by certain documents and instruments (the "Gatefor Receivable Documents").

         I. By this Agreement, among other things, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Purchaser, the Gatefor Shares, the OI Shares and the Gatefor Receivable, all upon the terms, conditions and covenants set forth herein.

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the foregoing, and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms, conditions and covenants set forth below, the Parties hereto agree as follows:

         1. SALE OF GATEFOR SHARES AND 0I SHARES AND ASSIGNMENT OF GATEFOR RECEIVABLE. Upon the execution hereof, and subject to satisfaction of the conditions set forth in Section 6, below, Seller hereby sells, assigns and transfers, and Purchaser hereby acquires and purchases, the Gatefor Shares, and, subject to the terms and conditions of the OI Common Stock Purchase Agreement, the OI Shares, and the Gatefor Receivable. The Parties acknowledge that the values for which the Gatefor Shares and the OI Shares are purchased by the Purchaser are as indicated on EXHIBITS A and B, respectively.

         2. PAYMENT OF PURCHASE PRICE FOR GATEFOR SHARES, OI SHARES AND GATEFOR RECEIVABLE. As consideration for the purchase of the Gatefor Shares, the OI Shares and assignment of the Gatefor Receivable, Purchaser hereby: (i) cancels and forgives the Debt and (ii) pays to Seller, an amount equal to Y15,331,762 in immediately available funds via wire transfer to a bank account designated by the Seller. Seller shall be responsible for all payments to any governmental authority, including but not limited to national, prefectural or local governments, of any and all taxes, including but not limited to, transfer, withholding, stamp and consumption taxes to the extent applicable to the cash payment by Purchaser and the cancellation and forgiveness of the Debt or for the assignment of the Gatefor Receivable.

         3. ADDITIONAL CONSIDERATION. As further consideration in connection herewith, Seller hereby assigns to Purchaser all of Seller's right, title and interest in and to, and Purchaser hereby assumes all obligations under, the Exclusive Distribution Agreement and the Distribution Right License Agreement, except that the payment of JPY100,000,000 made by Gatefor to Seller pursuant to
Section 6.1(1) of the Distribution Right License Agreement shall be non-refundable and retained by Seller upon expiration of the Distribution Right License Agreement pursuant to Section 7 thereof. Gatefor hereby acknowledges and consents to the assignment of Distribution Right License Agreement as provided hereunder.

         4. DELIVERY OF STOCK CERTIFICATES AND ASSIGNMENT OF RECEIVABLE. Upon the execution of this Agreement:

                  (a) Seller shall deliver the following items to Purchaser:

                           (i) stock certificates evidencing the Gatefor Shares
with each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller;

                           (ii) a copy of Gatefor board resolutions authorizing
the transfer of Gatefor Shares from Seller to Purchaser;

                           (iii) all of the books and records of Seller relating
to Gatefor;

                           (iv) stock certificates evidencing the OI Shares,
with each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Seller;

                           (v) written consent of OI of the sale of the OI
Shares and assignments of the Exclusive Distribution Agreement and Distribution Right License Agreement;

                           (vi) all of the books and records of Seller relating
to OI; and

                           (vii) the Gatefor Receivable Documents and an
unconditional consent through written notification with a notarial date stamp (KAKUTEI HIZUKE).

         5. REPRESENTATIONS AND WARRANTIES.

                  (a) Seller hereby represents and warrants to Purchaser, as follows:

                           (i) Seller is a corporation duly organized, validly
existing and in good standing under the laws of the State of California. Seller has all necessary power and authority to enter into this Agreement and to consummate the transaction contemplated hereby without obtaining the consent or approval of any third party.

                           (ii) All corporate action on the part of the Seller
necessary for authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder has been taken. Upon execution and delivery, this Agreement will be a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditor's rights and by general equitable principles.

                           (iii) The execution, delivery and performance of this
Agreement will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Seller (ii) conflict with or result in the breach of, termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority by which Seller is a party or by which Seller is bound, or (iii) conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument or other obligation to which Seller is a party or by which Seller's properties or assets are subject.

                           (iv) The OI Shares are owned by Seller and held by
Seller, or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of all assignments, pledges, security interests, liens, charges and encumbrances whatsoever.

                  (b) Each of Seller and Gatefor hereby represents and warrants to Purchaser, as follows:

                           (i) Gatefor is a corporation duly organized, validly
existing and in good standing under the laws of Japan.

                           (ii) The authorized capital stock of Gatefor consists
of 45,000 shares, of which 30,000 shares are issued and outstanding. All the outstanding shares of Gatefor's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as specifically provided in the Revised Letter of Understanding, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Gatefor obligating Gatefor to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, or other equity or debt interest in, Gatefor or securities convertible into or exchangeable for such shares or equity interests.

                           (iii) The Gatefor Shares represent all of the issued
and outstanding capital stock of Gatefor. The Gatefor Shares are owned by Seller and held by Seller, or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of all assignments, pledges, security interests, liens, charges and encumbrances whatsoever.

                           (iv) Gatefor has all necessary power and authority to
enter into this Agreement and to consummate the transaction contemplated hereby without obtaining the consent or approval of any third party.

                           (v) All corporate action on the part of Gatefor
necessary for authorization, execution and delivery of this Agreement and the performance of all obligations of Gatefor hereunder, has been taken. Upon execution and delivery, this Agreement will be a valid and binding obligation of Gatefor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditor's rights and by general equitable principles.

                           (vi) The execution, delivery and performance of this
Agreement will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Gatefor (ii) conflict with or result in the breach of, termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority by which Gatefor is a party or by which Gatefor is bound, or (iii) conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument or other obligation to which Gatefor is a party or by which Gatefor's properties or assets are subject.

                           (vii) The issuance, sale and delivery of the Gatefor
Receivable (i) was within the corporate powers of Gatefor; (ii) was legal and did not conflict with, result in any breach of any of the provisions of, constitute a default under, any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its properties may be bound or result in the creation of any lien upon any property of Gatefor; and
(iii) did not violate any applicable laws or regulations.

                           (viii) Seller is the sole legal and beneficial owner
of the Gatefor Receivable, free and clear of all assignments, pledges, security interests, liens, charges and encumbrances, and no other person has claimed any related rights or interests thereto. No person has, and no person has not claimed, any legal or equitable interest in or to the Gatefor Receivable, any portion thereof, or arty revenues, profits, cash flow or gains therefrom. Seller has the full right and authority to assign, transfer and/or pledge the Gatefor Receivable to Purchaser in accordance with the terms of this Agreement.

                           (ix) The Gatefor Receivable Documents have not been
amended, modified, supplemented or restated. EXHIBIT C attached hereto and made a part hereof is true, correct and complete copies of all of the Gatefor Receivable Documents and the outstanding principal and interest amounts as of the date hereof. There currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Gatefor Receivable Documents, and there is no alleged default by Gatefor with respect thereto.

                           (x) Each Gatefor Receivable Document is in full force
and effect and constitutes the valid and binding obligation of Gatefor thereunder, enforceable in accordance with its respective terms. There are no claims, interests, offsets or defenses to the enforcement from any third party in relation to the Gatefor Receivable or to the payment of any sums due or to become due or the performance of any obligations to be performed under the Gatefor Receivable Documents.

                           (xi) To the knowledge of Seller and Gatefor, each of
the Exclusive Distribution Agreement, the Distributor Right License Agreement and the Revised Letter of Understanding is in full force and effect and constitutes the valid and binding obligation of the parties thereunder, enforceable in accordance with its respective terms. There are no claims, interests, offsets or defenses to the enforcement from any third party in relation to any of the Exclusive Distribution Agreement, the Distributor Right License Agreement or the Revised Letter of Understanding.

                  (c) Purchaser hereby represents and warrants to Seller, as follows:

                           (i) Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of Japan. Purchaser has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third party.

                           (ii) All corporate action on the part of the
Purchaser necessary for authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder has been taken. Upon execution and delivery, this Agreement will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditor's rights and by general equitable principles.

                           (iii) The execution, delivery and performance of this
Agreement will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Purchaser (ii) conflict with or result in the breach of, termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority by which Purchaser is a party or by which Purchaser is bound, or (iii) conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument or other obligation to which Purchaser is a party or by which Purchaser's properties or assets are subject.

                           (iv) Purchaser (1) is a sophisticated investor and is
experienced in evaluating and investing in securities and acknowledges that it is able to fend for itself, and by reason of its knowledge and experience in financial and business matters, or by reason of the business and financial experience of its financial advisor, if any, who is unaffiliated with and who is not compensated, directly or indirectly, by the Seller, it is capable of evaluating the merits and risks of the purchase of the Gatefor Shares and OI Shares contemplated hereunder and of protecting its own interests and/or (2) has preexisting business relationships with Gatefor and OI and certain of their respective officers, directors or controlling persons of a nature and duration that enables Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

                           (v) Purchaser is acquiring the Gatefor Shares and the
OI Shares solely for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Gatefor Shares and the OI Shares have not been registered, under the Securities Act of 1933, as amended, and that there is no market for such securities.

                           (vi) Purchaser has also received and reviewed the
Exclusive Distribution Agreement and the Distribution Right License Agreement and is fully aware of and understands the terms and conditions of both agreements. Purchaser has also reviewed and understands the terms and conditions of the Gatefor Receivable and acknowledges that Seller can provide no assurances with respect to the collectibility thereof. Purchaser has also received and reviewed the Revised Letter of Understanding and is fully aware of and understands the terms and conditions thereof.

                  (d) CONDITIONS. The obligation of the Parties hereunder are subject to the approval of OI of the sale of the OI Shares and assignments of the Exclusive Distribution Agreement and Distribution Right License Agreement.

         6. WAIVER OF ALL RIGHTS AND CLAIMS. Except as specifically stated in this Agreement, Seller hereby waives all rights and claims against Gatefor with respect to or in connection with the Exclusive Distribution Agreement and Distribution Right License Agreement, including, but not limited to (i) all rights to market, solicit sub-licenses for and distribute the Software and Documentations (as such terms are defined in the Exclusive Distribution Agreement); (ii) any exclusive distribution rights described in the Distribution Right License Agreement; and (iii) claims against Gatefor relating to the royalty payment due at the end of March, 2005 pursuant to Section 6 of the Distribution Right License Agreement.

         7. INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SELLER. Seller shall indemnify, save and hold Purchaser, its officers, directors, employees, advisors and representatives (collectively, the "Purchaser Indemnified Parties") harmless and will pay to any of the Purchaser Indemnified Parties if any of the Purchaser Indemnified Parties shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees, court costs, consulting fees, expert witness fees and expenses incurred in the investigation or defense of any of the same), claim or cause of action arising out of or resulting from (i) any material untruth or inaccuracy in any representation of Seller or Gatefor or the material breach of any warranty of Seller or Gatefor in this Agreement; or (ii) any failure of Seller to duly perform or observe any material term, provision, covenant or agreement on the part of Seller to be performed or observed in this Agreement.

                 (b) INDEMNIFICATION. BY PURCHASER. Purchaser shall indemnify, save and hold Seller, its officers, directors, employees, advisors and representatives (collectively, the "Seller Indemnified Parties") harmless and will pay to any of the Seller Indemnified Parties if any of the Seller Indemnified Parties shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees, court costs, consulting fees, expert witness fees and expenses incurred in the investigation or defense of any of the same), claim or cause of action arising out of or resulting from (i) any material untruth or inaccuracy in any representation of Purchaser or the material breach of any warranty of Purchaser in this Agreement; or (ii) any failure of Purchaser to duly perform or observe any material term, provision, covenant or agreement on the part of Purchaser to be performed or observed in this Agreement.

         8. MISCELLANEOUS PROVISIONS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto.

                  (b) SURVIVAL. All representations, warranties and agreements contained here shall survive the execution of this Agreement and the closing of the transactions contemplated hereby.

                  (c) SUCCESSORS AND ASSIGNS. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  (d) CLOSING COSTS. Seller and Purchaser shall each bear their respective costs of negotiating and completing this transaction, including attorneys' fees.

                  (e) CONSTRUCTION. Seller and Purchaser agree that no party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provisions hereof against any party as the drafter of the Agreement.

                  (f) AMENDMENTS. This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

                  (g) NOTICE. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, by international courier, sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile (with assurance of receipt in a manner customary for communications of such type) to the parties at the following addresses:

                  (i)      If to Seller, to:

                           PPOL, Inc.
                           11661 San Vicente Blvd., Suite 9O1
                           Los Angeles, CA 90049
                           Fax: 310-979-8519
                           Attention: Toshiaki Shimojo

                  (ii)     If to Purchaser, to:

                           Forval Corporation
                           14F, Aoyama Oval Bldg.
                           5-52-2 Jingumae
                           Shibuya-ku, Tokyo 150-000O1 JAPAN
                           Fax: +81-3-5467-8035
                           Attention: Koji Kato

                  {iii)    If to Gatefor, to:

                           Gatefor, Inc.
                           14F, Aoyama Oval Bldg.
                           5-52-2 Jingumae
                           Shibuya-ku, Tokyo 150-000O1 JAPAN
                           Fax: +81-3-5467-8035
                           Attention: Yuji Endo


or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered, in the case of hand delivery or facsimile transmission or five days after deposit in the mails, if mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9(g) are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9(g).

                 (h) FURTHER ASSURANCES. From time to time, at the request and expense of the requesting party, whether prior to, at or after the closing of the transactions contemplated by this Agreement, and without further consideration and without increasing any party's obligations hereunder, each party agrees to and shall execute and deliver such further instruments and take such other action as the requesting party may reasonably request in order to effectuate the transactions set forth herein.

                 (i) NOTICES, ANNOUNCEMENTS AND COMMUNICATIONS. The Parties hereby agree that, except, as may be required by applicable laws or stock exchange rules and regulations, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement; provided that, Seller shall cause its subsidiaries and affiliates (including specifically AJOL Co., Ltd.) to provide a consistent message and explanation regarding the transaction contemplated under this Agreement to its customers, suppliers and other business contacts.

                 (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law rules; provided that, the provisions relating to the unconditional consent by Gatefor through written notification with a notarial date stamp (KAKUTEI HIZUKE) shall be governed by and construed in accordance with the laws of Japan, without regard to its conflict of law rules.

                 (k) HEADINGS. All of the section headings herein are inserted for convenience only and shall have no meaning for purposes of this Agreement. Recitals are hereby incorporated by reference in and form a party of this Agreement.

                 (l) COUNTERPART FAX SIGNATURE. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by fax and a fax copy shall be treated as an original.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                     "SELLER"

                                     PPOL, INC.


                                     By: /s/ Naota Hamaguchi
                                     ------------------------------------------
                                     Name: Naota Hamaguchi, as member of the
                                           Special Committee and the authorized
                                           signatory with respect hereto


                                     "PURCHASER"

                                     FORVAL CORPORATION


                                     By: /s/ Hideo Ohkubo
                                     ------------------------------------------
                                     Name: Hideo Ohkubo
                                     Title: President and Chairman


                                     "GATEFOR"

                                     GATEFOR, INC.


                                     By: /s/ Fumitaka Kurimoto
                                     ------------------------------------------
                                     Name: Fumitaka Kurimoto
                                     Title: Representative Director

                                    EXHIBIT A
                                    ---------

                             VALUE OF GATEFOR SHARES


                                  Y150,000,000

                                    EXHIBIT B
                                    ---------

                               VALUE OF OI SHARES


                                   Y30,000,000

                                    EXHIBIT C
                                    ---------

                        DETAILS OF THE GATEFOR RECEIVABLE


A.       Loan Agreement dated as of July 22, 2004 by and between Gatefor and
         Seller:

         1.  Outstanding Principal Balance as of March 31, 2005:    Y26,662,500

         2.  Outstanding Interest Balance as of March 31, 2005:        Y369,623

         3.  Applicable Withholding Tax                                (Y36,962)

             Total:                                                 Y26.995,161
             -----                                                  ------------


B. Loan Agreement dated as of October 25, 2004 by and between Gatefor and Seller.

         1.  Outstanding Principal Balance as of March 31, 2005:   Y150,000,000

         2.  Outstanding Interest Balance as of March 31, 2005:      Y1,298,630

         3.  Applicable Withholding Tax                               (Y129,863)

             Total:                                                Y151,168,767
             -----                                                 -------------